UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2009

EMPIRE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, NY		12701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 9, 2009, Empire Resorts, Inc. (the “Company”) entered into an amendment (the “Amendment”) to that certain Amended and Restated Loan Agreement (the “Loan Agreement”), among the Company, the subsidiary guarantors party thereto, The Park Avenue Bank of New York (“PAB”), in its capacity as assignee of Bank of Scotland, and PAB, as assignee of Bank of Scotland, as agent.  The Amendment is intended to cure the default by the Company of its prior failure to pay the outstanding $4,400,000 principal of the loan on its initial maturity on July 28, 2009. The Amendment reinstates the loan by extending the maturity date of the Loan Agreement to December 31, 2009, and reduces the interest rate on the loan from fifteen percent (15%) to eight percent (8%) per annum.  In connection with the Amendment, the Company reduced the outstanding principal amount of the loan by $1,000,000.

The foregoing summary of the Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the actual text of such agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

In light of recent announcements regarding the Company and its capitalization, the investment of Kien Huat Realty III Limited, and the appointment of Joseph D’Amato as Chief Financial Officer, on October 8, 2009, the Company delivered a termination notice to Nima Asset Management LLC (“Nima”), pursuant to which it provided 30 days notice of its intent to terminate that certain Amended and Restated Consulting Agreement (the “Consulting Agreement”), dated as of April 8, 2009, pursuant to which Nima provided the services of Eric Reehl to serve as the Company’s Chief Restructuring Officer.  Accordingly, the Consulting Agreement will terminate on November 7, 2009.  The Company has been paying Nima a retainer of $20,000 per month during the term of the Consulting Agreement.

Item 5.02.	Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01.	Other Events.

On October 9 and 13, 2009, the Company entered into a stipulation (the “Stipulation”) in connection with the declaratory judgment action against the beneficial owners of the Company’s 5½%, senior convertible notes (the “Notes”), as well as The Depository Trust Company and The Bank of New York Mellon Corporation (the “Trustee”), in the Supreme Court of the State of New York in Sullivan County, pursuant to which the Company is seeking a judicial determination that (1) no Holder, as defined under the indenture dated as of July 26, 2004 (the “Indenture”), delivered an executed put exercise notice to the office of the Trustee within the lawfully mandated time for exercise of a Holder's put rights under the Indenture, which was prior to the close of business on July 31, 2009, as expressly required under the Indenture in order to properly exercise a put, and that, accordingly, (2) the Notes, in the full amount of $65,000,000, continue to mature on July 31, 2014.  Pursuant to the Stipulation, the Company agreed to discontinue its claims against all beneficial owners of the Notes who executed the Stipulation (the “Appearing Defendants”), including Plainfield Special Solutions Master Fund Limited (“Plainfield”), Highbridge International LLC (“Highbridge”), Whitebox Advisors LLC (“Whitebox”) without prejudice, and Plainfield, Highbridge and Whitebox agreed to withdraw the notices of default and acceleration of the Notes that they sent to the Company on August 3 and August 11, 2009. The Appearing Defendants have further agreed to (i) be by bound by any final non-appealable judgment with respect to the declaratory judgment sought by the Company against The Depository Trust Company and the Trustee, and (ii) not to commence any action or proceeding concerning the Notes or the Indenture until there has been a final non-appealable judgment with respect to the declaratory judgment sought by the Company.

Item 9.01.      Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Exhibits

10.1
Amendment No. 1 dated October 9, 2009 to Amended and Restated Loan Agreement, dated as of July 27, 2009, among Empire Resorts, Inc., the subsidiary guarantors party thereto, The Park Avenue Bank, in its capacity as assignee of Bank of Scotland, the other lenders party thereto and The Park Avenue Bank, as assignee of Bank of Scotland, as agent for the Banks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE RESORTS, INC.

Dated: October 13, 2009	By:	/s/ Joseph E. Bernstein
Name: Joseph E. Bernstein
Title: Chief Executive Officer